UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )
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Filed by a Party other than the Registrant  ☐
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☒	Definitive Proxy Statement
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ChoiceOne Financial Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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109 East Division
Sparta, Michigan 49345

April 20, 2022

To our Shareholders:

We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc. The Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2022.  The meeting will be held on May 25, 2022 and will begin at 2:00 p.m. (Eastern Time, local time in Sparta, Michigan).

The purpose of the meeting is to elect directors and to consider the other matters described in this proxy statement.

Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present online at the virtual Annual Meeting may revoke their proxy and vote online at the Annual Meeting if they wish to do so. All shareholders should sign proxies as their names appear on the proxy.

Shareholders of record at the close of business on March 31, 2022 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The proxy statement and proxy are first being mailed to ChoiceOne shareholders on approximately April 20, 2022.

We hope you will join us at the 2022 Annual Meeting.

Sincerely,

Kelly J. Potes
Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of ChoiceOne Financial Services, Inc. will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2022.  The meeting will be held on May 25, 2022, at 2:00 p.m. (Eastern Time, local time in Sparta, Michigan).  The purposes of the meeting are as follows:

1.	Election of directors.

2.	Approval of the ChoiceOne Financial Services, Inc. Equity Incentive Plan of 2022.

3.	Approval of the ChoiceOne Financial Services, Inc. 2022 Employee Stock Purchase Plan.

4.	Advisory approval of the Company's executive compensation.

5.	Ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the year ending December 31, 2022.

We will also transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 31, 2022 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The proxy statement and proxy are first being mailed to ChoiceOne shareholders on approximately April 20, 2022.

In light of the coronavirus pandemic (COVID-19), for the safety of all of our employees, directors and shareholders, we have determined that the Annual Meeting will be held in a virtual meeting format only, via live webcast, with no physical in-person meeting. Shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/COFS2022. You will use the 16-digit control number shown on your proxy to access the virtual meeting.  Additional information regarding attending the virtual meeting is included in the proxy statement. We encourage you to vote your shares prior to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2022:  A complete set of proxy materials relating to our Annual Meeting and our Annual Report for the year ended December 31, 2021 are available on the Internet at: www.choiceone.com/proxymaterials.

By Order of the Board of Directors,

Adom J. Greenland
Chief Financial Officer and Secretary

April 20, 2022

It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan 49345
ANNUAL MEETING OF SHAREHOLDERS
May 25, 2022
PROXY STATEMENT
Meeting Information

Time and Place of Meeting

You are invited to attend the Annual Meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on May 25, 2022, at 2:00 p.m. (Eastern Time, local time in Sparta, Michigan).  The Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COFS2022.

This proxy statement and the enclosed proxy are first being mailed to ChoiceOne shareholders on approximately April 20, 2022, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, "we," "us," "our," "ChoiceOne" and the "Company" refer to ChoiceOne Financial Services, Inc. and "you" and "your" refer to ChoiceOne shareholders.

Attending the Virtual Meeting

In light of the coronavirus pandemic (COVID-19), for the safety of all of our employees, directors and shareholders, we have determined that the Annual Meeting will be held in a virtual meeting format only, via live webcast, with no physical in-person meeting.

Shareholders may listen to and participate in the Annual Meeting at www.virtualshareholdermeeting.com/COFS2022. You may log in to this website up to 30 minutes before the start of the annual meeting, and are encouraged to log in at least 15 minutes prior to the start of the Annual Meeting to ensure sufficient time to register and download the required software, if needed.

To access the Annual Meeting, you will use the 16-digit control number shown on your proxy. Shareholders who access the Annual Meeting using this control number will have the same rights and opportunities to participate as they would in an in-person meeting, including the ability to vote.  If you do not have your 16-digit control number, you will still be able to listen to the Annual Meeting, but you will not be able to vote or otherwise participate. We encourage you to vote your shares prior to the Annual Meeting.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of directors, approval of the proposed Equity Incentive Plan of 2022, approval of the proposed 2022 Employee Stock Purchase Plan, advisory approval of the compensation of the Company's named executive officers as disclosed in this proxy statement, and the ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the year ending December 31, 2022. Your Board of Directors recommends that you vote FOR each of the director nominees discussed in this proxy statement, FOR approval of the proposed Equity Incentive Plan of 2022, FOR approval of the proposed 2022 Employee Stock Purchase Plan, FOR approval of the compensation of the Company's named executive officers, and FOR ratification of the selection of auditors.

How to Vote Your Shares

You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock at the close of business on March 31, 2022. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the Annual Meeting.

As of March 31, 2022, there were 7,489,812 shares of ChoiceOne common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted FOR each director nominee named in this proxy statement, FOR approval of the compensation of the Company's named executive officers, and FOR ratification of the selection of auditors. If other matters are presented at the Annual Meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:

•	delivering written notice of revocation to the Secretary of ChoiceOne prior to the meeting;

•	by delivering a proxy bearing a later date than the proxy you wish to revoke prior to the meeting; or

•	attending and voting online at the Annual Meeting.

Who Will Solicit Proxies

Directors, officers and employees of ChoiceOne and of ChoiceOne Bank, will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to its efforts to solicit proxies.

Required Vote and Quorum

Election of Directors. A plurality of the shares voting at the Annual Meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.

Approval of the Equity Incentive Plan of 2022. The proposed ChoiceOne Financial Services, Inc. Equity Incentive Plan of 2022 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.

Approval of the 2022 Employee Stock Purchase Plan. The proposed ChoiceOne Financial Services, Inc. 2022 Employee Stock Purchase Plan will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.

Advisory Approval of Executive Compensation. The advisory vote on executive compensation will be approved on an advisory basis if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted. The vote is advisory and will not be binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and the Personnel and Benefits Committee value the opinions of our shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Ratification of Independent Auditors. The ratification of the selection of Plante & Moran, PLLC as our independent auditors for the current fiscal year will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions and other shares that are not voted will not be counted as voted.

Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted will not be counted as voted.

Quorum. A majority of the shares entitled to vote at the Annual Meeting must be present online or represented at the meeting by proxy to constitute a quorum. To determine whether a quorum is present, we will include shares that are present online or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Election of Directors

The Board of Directors presently consists of 14 individuals divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office. The term of office of one class of directors expires at the Annual Meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old, except that any individual serving as a director on December 16, 2020 who was older than 70 years of age but younger than 72 years of age may continue to serve as a director until reaching 72 years of age.

Following recommendation by the Governance and Nominating Committee, the Board of Directors proposes that the following nominees be elected as directors for terms expiring at the Annual Meeting of shareholders to be held in 2025:

Greg L. Armock
Eric E. “Rick” Burrough
David J. Churchill
Nels W. Nyblad
Kelly J. Potes

As of the date of this proxy statement, each proposed nominee, other than Mr. Churchill,  currently serves as a director of ChoiceOne. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election – which we do not anticipate – the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.

ChoiceOne's Board of Directors and Executive Officers

Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the Annual Meeting and ChoiceOne's executive officers. The biographical information for each nominee and director includes the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board of Directors to determine that the person should continue to serve as a director for the Company. All of the directors of ChoiceOne also serve as directors of ChoiceOne Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.

Nominees for Election as Directors with Terms Expiring in 2025

Greg L. Armock (age 52) was appointed as a director of ChoiceOne on September 8, 2021 to fill the vacancy created by the retirement of Mr. James A. Bosserd. Mr. Armock is the Owner and President of Armock Mechanical Contractors Inc., located in Sparta, Michigan, and has served as a member of the ChoiceOne Bank Board of Directors since January 2018. Mr. Armock previously served as a member of ChoiceOne's Board of Directors from January 2018 until ChoiceOne's merger with County Bank Corp. in October 2019. Mr. Armock is qualified for service as a continuing director by virtue of his substantial business and entrepreneurial experience and skills.

Eric E. “Rick” Burrough (age 57) was appointed as a director of ChoiceOne on October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Mr. Burrough previously served as director of County Bank Corp., parent company of Lakestone Bank & Trust, since 2009. Since 1990, Mr. Burrough has been Owner and President of Web Press of Michigan, Inc., a commercial printing company with operations in Davisburg, Michigan and Greenville, Michigan. Since its founding in 2003, he has been Owner and President of JAMS Media, LLC, publishers of 19 community papers in Michigan. Mr. Burrough is also the sole owner of INV Limited, Huron Holdings of Lapeer, Inc., and Moosejaw Enterprises, LLC. He is also a partner in Polar Palace Arena Complex of Lapeer, LLC, AB Lapeer Properties, LLC, DRD Wildcherry, LLC, R&R Bedding, LLC, Metamora 8, LLC, Metamora 8 Properties, LLC, Sun Devil Property Management, LLC, and Blue Horseshoe Properties, LLC. Both individually and through his businesses, Mr. Burrough has been an ardent supporter of the Lapeer community and is a member of the Lapeer Optimist Club. He currently serves as a director on the board of the Lapeer Development Corporation and is a director emeritus for the Lapeer County Community Foundation. He also served on the boards of McLaren Lapeer Region and the McLaren Lapeer Region Foundation. He is a 2016 inductee of the Lapeer High School Alumni Association Distinguished Alumni Hall of Honor. Mr. Burrough is qualified for service as a continuing director by virtue of his extensive experience as an outside bank director, his vast experience in business and his community leadership.

David J. Churchill (age 68) was appointed, on March 23, 2022,  as a director of ChoiceOne to be effective May 7, 2022, upon the retirement of Bruce Cady. He was appointed as a director of ChoiceOne Bank as of October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Mr. Churchill served as director of Lapeer County Bank & Trust and its holding company, County Bank Corp. from November 2008 to December 2016. Following the merger of County Bank Corp and Capac Bancorp Inc. in 2016, he continued to serve on the newly formed boards of County Bank Corp and Lakestone Bank & Trust. Mr. Churchill is the President and managing shareholder of Taylor, Butterfield, P.C. in Lapeer, Michigan where he has practiced law since 1979. He is also a member of Runneymede, LLC. Mr. Churchill received a Bachelor of Arts Degree with Honor in Economics from Michigan State University in 1975. He obtained a Juris Doctor Degree from Wayne State University in 1978. Mr. Churchill is a member of the Probate and Estate Law, Elder Law, and Real Property Law Sections of the State Bar of Michigan. He is a charter member of the Economic Club of Lapeer County. He currently serves on the Board of Directors of the Friends of the Lapeer County Historic Courthouse. Mr. Churchill has served as President of the Lapeer County Bar Association and as President of the Lapeer Area Chamber of Commerce. Mr. Churchill is qualified for service as a continuing director by virtue of his years of experience as an outside bank director, knowledge of insurance and business and personal law.

Nels W. Nyblad (age 68) has been a director of ChoiceOne and ChoiceOne Bank since June 2008. Mr. Nyblad owns Nels Nyblad Family Farm, LLC. He is also a director of Nyblad Orchards, Inc., Nyblad Farms, LLC, and Rossroy Enterprises. Mr. Nyblad is a member of the Casnovia Planning Commission and served as a former director of the Michigan Agricultural Cooperative Marketing Association, Inc., Cherry Growers Inc., and Kent City Community Schools. He also served on the Michigan Plum Committee for nearly 18 years. Mr. Nyblad is qualified for service as a continuing director by virtue of his substantial business, agricultural, and entrepreneurial experience and experience as a director of several Michigan businesses.

Kelly J. Potes (age 60) has been the Chief Executive Officer of ChoiceOne since June 1, 2016, and the Chief Executive Officer of ChoiceOne Bank since October 1, 2019, as well as a director of ChoiceOne and ChoiceOne Bank since June 2015.  Mr. Potes served as the President and Chief Executive Officer of ChoiceOne from June 2015 until October 1, 2019. Mr. Potes has served as President of ChoiceOne Insurance Agencies, Inc. since June 2016, and formerly served as Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. from January 2001 until June 2016 and Senior Vice President of ChoiceOne Bank from January 2011 until June 2015. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, from 1998 to 2001 and Vice President, Retail Services of ChoiceOne Bank from 1984 to 1998. Mr. Potes is active in serving the needs of community banking as a member of the Community Bankers of Michigan Board, for which he currently serves as Treasurer.  Mr. Potes serves as a director of ChoiceOne Insurance Agencies, Inc., Sparta Downtown Development Authority, and Urban Transformation Ministries. He also serves on the Deacon Board for the Kent City Baptist Church. Mr. Potes is qualified for service as a continuing director by virtue of his extensive knowledge and expertise regarding ChoiceOne's markets, competitors, customers, employees, business operations and strategies.

Your Board of Directors and Governance and Nominating Committee, which consists entirely of independent directors, recommend that you vote FOR the election of all nominees as directors.

Continuing Directors with Terms Expiring in 2024

Harold J. Burns (age 55) was appointed as a director of ChoiceOne as of October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Mr. Burns is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant. Mr. Burns has been a Partner with UHY LLP and Managing Director with UHY Advisors MI, Inc. for 20 years. He is a leader of the Audit and Assurance Department and ERISA Audit Practice. He is also the Chairperson for the firm’s National Health Care Practice and Executive committee member for the Michigan region. He received his Bachelor of Business Administration in Accounting from Walsh College. Mr. Burns previously served as a director of County Bank Corp., parent company of Lakestone Bank & Trust, since 2016. Prior to that, he served as director of Capac Bancorp Inc., parent company of CSB Bank, since 2011. Mr. Burns currently serves as treasurer for Serving Macomb, as a Committee Chairperson for the St. Clair Community Foundation, and on the board of Forgotten Harvest. He is also an audit and budget committee member for the Archdiocese of Detroit. Mr. Burns previously served as President and board member of the SC4 Foundation and has served on numerous other for-profit and non-profit boards in the community, including the Community Foundation of St. Clair County, St. Clair County RESA, Memphis Community Schools, and the McLaren Macomb Healthcare Foundation. Mr. Burns is qualified for service as a continuing director by virtue of his substantial public company auditing, accounting, finance and business consulting expertise and experience in a wide variety of industries, in addition to his many years of experience as an outside bank director.

Patrick A. Cronin (age 68) was appointed as a director of ChoiceOne as of October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. He has been a State Farm Insurance Agent in Lapeer, Michigan since 1974. Mr. Cronin received his Marketing and Business degree from Mott Community College. Mr. Cronin previously served as director of County Bank Corp., parent company of Lakestone Bank & Trust, since 1993. Mr. Cronin has served as past President and Chairman of numerous organizations in Lapeer County, including the Mayfield Township Airport Board, City of Lapeer Downtown Development Authority, Big Brothers Big Sisters of Lapeer County, Lapeer County Hockey Association, Lapeer Optimist Club and the Gus Macker Basketball Lapeer. Mr. Cronin is qualified for service as a continuing director by virtue of his 29 years of experience as an outside bank director, and his business and insurance expertise.

Gregory A. McConnell (age 60) was appointed as a director of ChoiceOne as of October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. He was previously a State Farm Insurance Agent and retired from that position in 2017. He received his bachelor's degree from Ferris State University. Mr. McConnell previously served as director of County Bank Corp., parent company of Lakestone Bank & Trust, since 2016. Prior to that, he served as Chairman of Capac Bancorp Inc., parent company of CSB Bank, since 1992. Mr. McConnell currently serves as a St. Clair County Commissioner, serves on the St. Clair County Central Dispatch Board, and the St. Clair County Emergency Management Board. He is past Chairman of the Capac Downtown Development Authority and previously served on the St. Clair County RESA School Board. Mr. McConnell is also a member of Capac Auto Sales, Inc. and Huron Shores Operating Co, Inc. Mr. McConnell is qualified for service as a continuing director by virtue of his substantial business and insurance experience and his involvement and 29 years of experience as an outside bank director and past community bank chairman.

Bradley F. McGinnis (age 50) was appointed as a director of ChoiceOne as of December 25, 2021 to fill the vacancy created by the retirement of Paul L. Johnson.  Mr. McGinnis previously served as a director of ChoiceOne from October 2018 until ChoiceOne's merger with County Bank Corp. in October 2019.  Mr. McGinnis has served as a director of ChoiceOne Bank since October 2018. Mr. McGinnis is the Owner and President of Megawall, Inc. a company that specializes in manufacturing and distribution of patented display fixtures and also manufactures components for the material handling industry.  He is also an Owner of KMJ Ventures, LLC, a real estate holding company, and an Owner of McGinnis & Associates, Inc., a company that brokers wood veneer products. Mr. McGinnis is qualified for service as a continuing director by virtue of his entrepreneurial, technology, and executive experience.

Roxanne M. Page (age 52) is a Certified Public Accountant with Beene Garter, a Doeren Mayhew Firm, a certified public accounting, audit, tax and business advisory firm. Ms. Page has been a director of ChoiceOne and ChoiceOne Bank since August 2010 and previously served as Vice Chairwoman of the Board of Directors of ChoiceOne Bank from December 2013 until October 1, 2019.  Ms. Page also served as a director for the Wolverine Worldwide YMCA Advisory Board until 2013. Ms. Page is qualified for service as a continuing director by virtue of her substantial accounting and finance expertise and experience.

Continuing Directors with Terms Expiring in 2023

Keith D. Brophy (age 59) was appointed a director of ChoiceOne and ChoiceOne Bank in October 2014. Mr. Brophy assumed the role of Chief Operating Officer of ADHD Online, a mental health telehealth company, in August 2021. Prior to that, he served as Director of the Emergent Holdings Inc. Business Lab Product Group from February 2018 through August 2021. He was the State Director and Chief Executive Officer of the Michigan Small Business Development Center from March 2015 until February 2018, was previously the Chief Executive Officer of Ideomed, Inc., a health care technology firm, until February 2015, held executive positions with national technology firms RCM Technologies and Nusoft Solutions, and was co-founder and Chief Executive Officer of technology firm Sagestone Consulting prior to that. Mr. Brophy has served as an Adjunct Professor at the GVSU Seidman School of Business at various periods. Mr. Brophy serves as an appointee to the advisory board for the City of Grand Rapids SmartZone Local Development Finance Authority, as a member of the non-profit Meghan’s Army advisory board, and as a director of Greatland Corporation.  He has previously served on other boards in the community including the University of Michigan MTRAC Life Sciences Fund, the Frederick Meijer Gardens and Sculpture Park, and the West Michigan Center for Arts and Technology. Mr. Brophy is qualified for service as a continuing director by virtue of his entrepreneurial, technology, and executive experience.

Michael (Mike) Burke, Jr. (age 52) is the President of ChoiceOne and ChoiceOne Bank. He is a lifelong banker, starting out as a part time teller and working his way up to his current position. Mr. Burke became President of ChoiceOne in October of 2019 following its merger with County Bank Corp., parent company of Lakestone Bank & Trust, and became President of ChoiceOne Bank in May of 2020 following the consolidation of Lakestone Bank & Trust and ChoiceOne Bank. In 2016 Mr. Burke became the President of Lakestone Bank & Trust following the merger of Lapeer County Bank & Trust and CSB Bank. Prior to that, he was President and CEO of CSB Bank starting in 2012. He received his BA in Finance from the University of Michigan-Flint. Mr. Burke is active in serving the needs of community banking as a member of the Community Bankers of Michigan Board.  Nationally, he serves on the board of directors of the Independent Community Bankers of America.  Mr. Burke supports the communities where he lives and works by serving on several public boards, including the Lapeer Development Corporation, McLaren Lapeer Region Board of Trustees, Capac Downtown Development Authority, Friends of the Lapeer Historic Courthouse, U-M Club of Greater Flint, and the Lapeer County Community Foundation. Mr. Burke is qualified for service as a continuing director by virtue of his extensive institutional and banking background and his knowledge and expertise regarding area markets, competitors, customers, employees, business operations, and strategies.

David H. Bush (age 71) was previously an optometrist, having retired in 2002. He received his Bachelor of Science and Doctor of Optometry degrees from Pennsylvania College of Optometry. Dr. Bush was appointed as a director of ChoiceOne on October 1, 2019 in connection with the merger of County Bank Corp. with and into ChoiceOne. Dr. Bush previously served as director of County Bank Corp, parent company of Lakestone Bank & Trust, since 1987. Dr. Bush is presently a partner in Metamora 8, LLC and DRD Wildcherry, LLC. Dr. Bush has served on the boards for the Lapeer Economic Corporation and the Tax Increment Finance Authority. He is also Past President of Big Brother Big Sisters of Lapeer County and past member of the Kiwanis Club of Lapeer. Dr. Bush is qualified for service as a continuing director by virtue of his 33 years of experience as an outside bank director, knowledge of retail business and land development and continued community service.

Jack G. Hendon (age 66) is a Certified Public Accountant, Co-Founder, and Partner with H&S Companies, PC, an independently owned accounting and consulting firm. Mr. Hendon is also a partner in MH and Company, LLC, HS&C Group, LLC, Spartan Dawg Investments, LLC, Dutch Dawg, LLC, H&S Plaza, LLC, and Brite Eyes Brewing, LLC. Mr. Hendon has been a director of ChoiceOne and ChoiceOne Bank since August 2013. In December 2021, Mr. Hendon was appointed as Chairman of the Boards of Directors of ChoiceOne and ChoiceOne Bank. Mr. Hendon serves as a director on the boards of the Spectrum Gerber Hospital Foundation and the Newaygo County Area Promise Zone.  He is a former director and audit committee chair of Fremont Michigan InsuraCorp, which was a Securities and Exchange Commission ("SEC") reporting company. Mr. Hendon is qualified for service as a continuing director by virtue of his substantial accounting and finance expertise and experience and his experience as a director of an SEC reporting company.

Executive Officers who are not Directors

Peter Batistoni (age 56) has been Senior Lender since December 2018, a Senior Vice President since December 2016, a Vice President Commercial Loan Manager since December 2010, and a Commercial Loan Officer since July 2007 with Lakestone Bank & Trust and subsequently with ChoiceOne Bank following the consolidation of Lakestone Bank & Trust and ChoiceOne Bank.  Prior to his employment with Lakestone Bank & Trust he was employed with Citizens State Bank, Fifth Third Bank (formerly Old Kent Bank), Comerica Bank, D&N Bank and First National Bank of Macomb County.

Lee A. Braford (age 61) has been a Senior Vice President since January 2012, a Vice President of ChoiceOne Bank in Business Development since September 2001, and an executive officer since January 2011. He currently serves as Chief Credit Officer. Mr. Braford was also employed by ChoiceOne Bank from 1980 to 1997. Mr. Braford serves on the board of the Sparta Community Foundation, previously as its chairman, and serves on the board of Ravenna Baptist Church as Chairperson.

Heather D. Brolick (age 61), the Senior Vice President Human Resources of ChoiceOne Bank, has 41 years of commercial banking experience. Ms. Brolick joined ChoiceOne Bank in October of 2020 following the consolidation of ChoiceOne Bank and Community Shores Bank. Ms. Brolick served as Director, President and Chief Executive Officer of Community Shores Bank Corporation (“Community Shores”) and Community Shores Bank from 2006 until 2020.  From 1998 until 2006, Ms. Brolick served as Senior Vice President of Community Shores, and served as Secretary of Community Shores from 2000 through April of 2007. From 2003 until 2006, Ms. Brolick served as President and Chief Operating Officer of Community Shores Bank, and from 1999 until 2003, served as Senior Vice President Retail Lending and Operations of Community Shores Bank. Ms. Brolick served as Secretary of Community Shores Bank from 2000 through April of 2007. Ms. Brolick joined the Board of Directors of Community Shores Bank in 2003 and the Board of Directors of Community Shores in 2006. Ms. Brolick currently serves as a Board member of the Board of Directors of Harbor Hospice and is a past Member of the Bankers Advisory Board of the Graduate School of Banking at the University of Wisconsin-Madison, and a past Chairman and member of the Board of Directors of The Chamber of Commerce Grand Haven, Spring Lake and Ferrysburg.

Shelly M. Childers (age 59) has been Chief Information Officer since 2016, Senior Vice President since 2010, Vice President and Director of Information Technology since 2008, Data Processing Officer since 1994, Data Processing Manager since 1989, Loan Documentation Clerk since 1986 and Teller since 1985 with Lakestone Bank & Trust.  Ms. Childers attended the University of Iowa for pre-physical therapy, then transferred to the University of Michigan and graduated with a Bachelor of Business Administration and Finance in 1994.

Robert M. Jamula (age 53) has been the Senior Vice President of Wealth Management for ChoiceOne Bank since July 2021.  From March of 2020 to June 2021, Mr. Jamula was the Regional Director of Banking Services with TCF Bank, managing a four-state region.  Prior to that Mr. Jamula served as the Director of Private Banking for the State of Michigan for Fifth Third Bank from 2014 to 2020. Mr. Jamula also served as a commercial banker for a total of 15 years with both Fifth Third (from 1996 to 2005) and Wells Fargo (from 2008 to 2014).

Adom J. Greenland (age 41), a Certified Public Accountant, has been a Senior Vice President of ChoiceOne Bank since November 2015 and a Vice President of ChoiceOne Bank since 2013. He currently serves as Chief Financial Officer and Secretary, and previously served as Chief Operating Officer.  Prior to his employment with ChoiceOne, Mr. Greenland was a Senior Manager with PricewaterhouseCoopers, a global accounting and consulting firm.

Bradley A. Henion (age 52) has been a Senior Vice President and Chief Lending Officer of ChoiceOne Bank since November 2015. Prior to his employment with ChoiceOne, Mr. Henion was Market President of First Community Bank, formerly Select Bank, in Grand Rapids, Michigan. Prior to that, he worked with Greenstone Farm Credit Services and Bank of America, formerly LaSalle Bank.

Approval of the Equity Incentive Plan of 2022

The board of directors believes that the long-term interests of ChoiceOne would be advanced by aligning the interests of its corporate and subsidiary officers and key employees with the interests of its shareholders. Therefore, to attract, retain and motivate officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Company and its subsidiaries, on February 23, 2022, the board of directors adopted and approved, subject to shareholder approval, the ChoiceOne Financial Services, Inc. Equity Incentive Plan of 2022 (the “Incentive Plan”). The Incentive Plan is intended to continue the compensation policies and practices of our previous equity compensation plans. Following expiration of the ChoiceOne Financial Services, Inc. Stock Incentive Plan of 2012 ("2012 Plan") on February 22, 2022, no further shares are available or will be issued under the 2012 Plan, and therefore at this time we do not have a shareholder-approved equity compensation under which we can grant equity awards to our officers and key employees. The board of directors believes that equity compensation is important for attracting and retaining talent and aligning the interests of management and our shareholders, and accordingly the board has determined that approval of the Incentive Plan is advisable.

If shareholders approve the Incentive Plan, then incentive awards could be granted to eligible participants. No incentive awards would be granted under the Incentive Plan on a date that is more than ten years after the Incentive Plan’s effective date. If the shareholders approve the Incentive Plan, the effective date of the Incentive Plan will be February 23, 2022. Incentive awards would be granted under the Incentive Plan to participants for no cash consideration or for such minimum consideration as determined by the Personnel and Benefits Committee. The Incentive Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA).

Key Reasons to Vote FOR this Proposal

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Equity awards are a key part of our compensation program. We believe that equity compensation has been, and will continue to be, an integral component of our compensation package because it (i) is important for attracting and retaining talent, (ii) aligns our employees’ interests with the interests of our other shareholders, and (iii) preserves our cash resources.

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The Incentive Plan provides necessary flexibility to ChoiceOne’s Personnel and Benefits Committee. We intend to use the Incentive Plan to grant long-term equity-based incentives to eligible participants. These forms of long-term incentive compensation may include stock options, stock appreciation rights, restricted stock units, restricted stock, stock awards and other awards based on or related to shares of ChoiceOne common stock (collectively referred to as “incentive awards”). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Incentive Plan is intended to provide the Company with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Incentive Plan and in turn promote the interests of our shareholders.

Potential Dilution

Although the use of equity is an integral part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards. Potential dilution, also called “overhang,” measures the potential dilutive impact of a company's equity programs.  Total potential dilution is calculated as (a) the number of shares available to be granted as future equity awards under the Incentive Plan; plus (b) the number of remaining shares available to be granted under the 2012 Plan (which is zero); plus (c) the total number of unexercised/unvested outstanding awards, divided by (d) the total number of common shares outstanding. As of March 31, 2022, assuming the addition of the shares proposed to be authorized under the Incentive Plan, ChoiceOne's total potential dilution is 3.9%.

Key Compensation Practices Reflected in the Incentive Plan

The Incentive Plan contains a number of provisions we believe are consistent with the interests of our shareholders and best corporate governance practices.

•	No Repricing of Incentive Awards. The Incentive Plan prohibits the repricing of incentive awards without shareholder approval.

•	No Liberal Share Recycling. Shares that are surrendered to pay the exercise price of an award or to satisfy tax withholding are not made available for re-grant.

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No Liberal “Change in Control “Definition. No change in control will be triggered on announcement of a tender offer or mere stockholder approval of a transaction. The Incentive Plan provides that a “change in control” will not occur for purposes of the Incentive Plan until the effective time of the transaction or event giving rise to the change in control.

•	No Discounted Stock Options. The exercise price for a stock option may not be less than the fair market value of the underlying stock at the time the option is granted.

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No “Evergreen” Provision. The Incentive Plan does not contain an “evergreen” or similar provision. It fixes the number of shares available for future grant and does not provide for any increase based on increases in the number of outstanding shares of common stock, other than for adjustments based on a limited number of corporate events, such as a stock split or stock dividend.

•	No Payments of Dividends and Dividend Equivalents on Unvested Incentive Awards. The Incentive Plan prohibits the payment of dividends and dividend equivalents on unvested Incentive Awards.

•	Minimum Vesting Period. A minimum vesting period of one year is required for all awards issued under the Incentive Plan.

•	Clawback. All awards under the Incentive Plan are subject to the Company’s compensation recovery or “clawback” policy.

The following is a summary of the material features of the Incentive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Incentive Plan. The summary is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which is attached as Appendix A to this proxy statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and the Company. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Participants in the Incentive Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Incentive Plan.

Description of the Equity Incentive Plan of 2022

Authorized Shares

Subject to certain anti-dilution and other adjustments, 200,000 shares of ChoiceOne common stock, no par value per share, would be available for incentive awards under the Incentive Plan. Shares of common stock authorized under the Incentive Plan could be either unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market) or shares issued and otherwise reacquired by the Company.

No Liberal Share Recycling. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that expire or terminate prior to exercise or vesting in full would remain available under the Incentive Plan. However, shares that are surrendered to the Company in connection with the exercise or vesting of incentive awards or the payment of tax withholding obligations or otherwise shall not remain available for re-grant under the Incentive Plan.

Unless the Incentive Plan is terminated earlier by the board of directors, incentive awards could be granted at any time before or on February 23, 2032, when the Incentive Plan will terminate according to its terms. On February 28, 2022, the last reported sales price of ChoiceOne Financial Services, Inc. common stock was $25.46.

Eligible Participants

Officers and key employees of the Company and its subsidiaries could receive incentive awards under the Incentive Plan. We anticipate that the persons who will be eligible to receive incentive awards under the Incentive Plan will be primarily officers (currently 119 persons) and certain key employees (no determination has been made as to which employees are considered “key” employees). In 2022 (the last year in which equity incentive awards were granted under the previous plan), 59 officers of the Company received awards. Additional individuals may become officers or key employees in the future and could participate in the Incentive Plan. Officers and key employees of the Company and its subsidiaries may be considered to have an interest in the Incentive Plan because they may in the future receive incentive awards under it.

New Plan Benefits

No incentive awards have been granted or received under the Incentive Plan through the date of this proxy statement. Because benefits under the Incentive Plan will depend on the Personnel and Benefits Committee’s actions and the fair market value of ChoiceOne common stock at various future dates, the benefits payable under the Incentive Plan and the benefits that would have been payable had the Incentive Plan been in effect during the most recent fiscal year are not determinable.

Administration of the Incentive Plan

The Incentive Plan would be administered by the Personnel and Benefits Committee of the board of directors. The committee would be authorized and empowered to do all things that it determined to be necessary or advisable in connection with the administration of the Incentive Plan. The committee would determine, subject to the terms of the Incentive Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person , the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Incentive Plan. The committee could amend the terms of incentive awards granted under the Incentive Plan from time to time in any manner, subject to the limitations specified in the Incentive Plan.

Minimum Vesting

The Incentive Plan provides that any award granted under the Incentive Plan must be subject to a vesting period of at least one year.

Clawback

All incentive bonuses under the Incentive Plan are subject to the Company’s clawback policy for the recovery of incentive compensation.

No Repricing of Incentive Awards
No outstanding incentive award may be repriced, replaced, re-granted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, re-grant or modification would be to reduce the base price of such incentive award to the same participants.

Types of Awards

Stock Options

The Incentive Plan would permit ChoiceOne to grant to participants options to purchase shares of ChoiceOne common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the Incentive Plan, each stock option would count as the number of shares of common stock subject to the stock option. Certain stock options that may be granted under the Incentive Plan may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code.

The Personnel and Benefits Committee would establish the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents would contain terms and conditions that the committee determines to be advisable, including vesting requirements to encourage long-term ownership of shares. The exercise price of a stock option would be determined by the Personnel and Benefits Committee, but must be at least 100% of the market value of ChoiceOne common stock on the date of grant.

When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Personnel and Benefits Committee, shares of ChoiceOne common stock, or other consideration substantially equal to cash. The committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or other deferred payment installments, except as limited by the Sarbanes-Oxley Act of 2002, other laws, rules or regulations, or the Incentive Plan. Any promissory note or deferred payment must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the committee to permit such loans, however, and could require that adequate security be provided. In addition, the Personnel and Benefits Committee may implement a program for broker-assisted cashless exercises of stock options.

Although the term of each stock option would be determined by the Personnel and Benefits Committee, no stock option would be exercisable under the Incentive Plan after ten years after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled, retires (as defined in the Incentive Plan), or voluntarily leaves his or her employment, but only to the extent the option holder was entitled to exercise the stock options on the date of such event and not beyond the original term of the stock options. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options.

Stock options granted to a participant would “vest” (i.e., the options would become exercisable) in the manner and at the times that the Personnel and Benefits Committee determines; subject, however, to the requirement that any award of stock options must be subject to applicable minimum one year vesting requirements in accordance with the Incentive Plan.

Without Personnel and Benefits Committee approval, stock options granted under the Incentive Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The committee could impose other restrictions on shares of common stock acquired through a stock option exercise.

Stock Appreciation Rights

The Incentive Plan would also permit the Personnel and Benefits Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a “base” price set by the Personnel and Benefits Committee. Under the Incentive Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the market value of such shares on the day before the date the stock appreciation rights are granted. Stock appreciation rights would be exercisable on dates determined by the Personnel and Benefits Committee at the time of grant.

Stock appreciation rights would be subject to terms and conditions determined by the Personnel and Benefits Committee. A stock appreciation right could relate to a particular stock option and could be granted simultaneously with or subsequent to the stock option to which it relates. Except to the extent otherwise provided in the Incentive Plan or the grant, (i) stock appreciation rights not related to a stock option would be subject to the same terms and conditions applicable to stock options under the Incentive Plan, and (ii) all stock appreciation rights related to stock options granted under the Incentive Plan would be granted subject to the same restrictions and conditions and would have the same vesting, exercisability, forfeiture and termination provisions as the stock options to which they relate and could be subject to additional restrictions and conditions. When stock appreciation rights related to stock options are exercised, such stock options are automatically cancelled with respect to an equal number of underlying shares. Unless the Personnel and Benefits Committee determines otherwise, stock appreciation rights could be settled only in shares of common stock or cash. For purposes of determining the number of shares available under the Incentive Plan, each stock appreciation right would count as one share of common stock, without regard to the number of shares, if any, that are issued upon the exercise of the stock appreciation right and upon such payment.

Restricted Stock and Restricted Stock Units

The Incentive Plan would also permit the Personnel and Benefits Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Personnel and Benefits Committee deems appropriate (including continued employment and/or achievement of performance goals established by the committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Personnel and Benefits Committee deems appropriate (including continued employment and/or achievement of performance goals established by the committee). For purposes of determining the number of shares available under the Incentive Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Personnel and Benefits Committee, each restricted stock unit would be equal to one share of ChoiceOne common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock.

As with stock option grants, the Personnel and Benefits Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant would “vest” (i.e., the restrictions on them would lapse and the stock would become exercisable) in the manner and at the times that the Personnel and Benefits Committee determines; subject, however, to the requirement that any award must be subject to applicable minimum one year vesting requirements in accordance with the Incentive Plan.

Unless the Personnel and Benefits Committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant’s employment is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability or retirement (as defined in the Incentive Plan), each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and returned to ChoiceOne. If the participant’s employment is terminated during the restricted period because of death, disability or retirement, then the restrictions on the participant’s shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period except where subject to the attainment of performance goals. All of the remaining shares of restricted stock and restricted stock units would be forfeited and returned to ChoiceOne; however, the Personnel and Benefits Committee could, either before or after a participant dies, becomes disabled or retires, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units.

Without Personnel and Benefits Committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than by will or the laws of descent and distribution. All rights with respect to restricted stock and restricted stock units would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Personnel and Benefits Committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability and risks of forfeiture, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including dividend and liquidation rights and full voting rights. Holders of restricted stock units would enjoy dividend and liquidation rights with respect to shares of common stock subject to unvested restricted stock units, but would not enjoy voting rights with respect to such shares. Unless the Personnel and Benefits Committee determines otherwise, or the restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Stock awards

The Incentive Plan would also permit the Personnel and Benefits Committee to make stock awards. A stock award of ChoiceOne common stock would be subject to terms and conditions set by the Personnel and Benefits Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of ChoiceOne common stock. However, the committee could impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan.

The Personnel and Benefits Committee would establish the terms of individual stock awards in award agreements or certificates of award. The stock awards would vest in the manner and at the times that the Personnel and Benefits Committee determines; subject, however, to the requirement that any award must be subject to applicable minimum one year vesting requirements in accordance with the Incentive Plan.

Other Stock-Based Awards

The Incentive Plan would also permit the Personnel and Benefits Committee to grant a participant one or more types of awards as Performance Share Awards based on or related to shares of ChoiceOne common stock, other than the types described above. Any such awards would be subject to terms and conditions as the Personnel and Benefits Committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan.

Performance Share Awards

Finally, the Incentive Plan would also permit the Personnel and Benefits Committee to grant any of the types of awards discussed above subject to performance measures, which must be met in order to determine the amount of payout, vesting, or both of such award. Performance measures would be established by the Committee based on business criteria or other relevant performance metrics.

Federal Income Tax Consequences

Stock Options

Incentive Stock Options. Under current federal income tax laws, an option holder does not recognize income and ChoiceOne does not receive a deduction at the time an incentive stock option is granted or at the time the incentive stock option is exercised, assuming certain requirements are met. However, the difference between the market value of the common stock subject to the incentive stock option and the exercise price would be a tax preference item for such option holder’s purposes of calculating alternative minimum tax. Upon the sale or other disposition of the common stock acquired pursuant to an incentive stock option, as long as (i) the option holder held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, and (ii) the stock option is exercised not later than three months after termination of employment (one year in the event of disability), the option holder’s basis equals the exercise price and the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain. ChoiceOne receives no deduction for federal income tax purposes under these circumstances. Special rules apply when an option holder dies.

If an option holder fails to meet any of the conditions described above relating to holding periods and exercises following termination of employment, he or she generally would recognize compensation taxed as ordinary income equal to the difference between (i) the lesser of (a) the fair market value of the common stock acquired pursuant to the stock option at the time of exercise, or (b) the amount realized on the sale or disposition, and (ii) the exercise price paid for the stock. ChoiceOne would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Additional gains, if any, recognized by the option holder would result in the recognition of short- or long-term capital gain.

Nonqualified Stock Options. Federal income tax laws provide different rules for nonqualified stock options – those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and ChoiceOne would not receive a deduction when a nonqualified stock option is granted. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). ChoiceOne would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired is the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights

Under current federal income tax laws, stock appreciation rights that are payable solely in the form of ChoiceOne common stock permit a participant to not recognize any income and ChoiceOne would not receive a deduction at the time such a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock subject to the stock appreciation right (on the date of exercise). ChoiceOne would receive a corresponding deduction for federal income tax purposes. The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss. Federal income tax laws provide different rules for stock appreciation rights that are payable in cash than for those that are payable solely in the form of ChoiceOne common stock. Under current federal income tax laws, a participant would not recognize any income and ChoiceOne would not receive a deduction at the time such a stock appreciation right is granted. Depending on the terms of the stock appreciation right, a participant may recognize taxable income upon the vesting of a cash-settled stock appreciation right and may also be subject to additional excise taxes and penalties. ChoiceOne would receive a corresponding deduction in any year in which the participant recognizes taxable income.

Restricted Stock and Restricted Stock Units

Generally, under current federal income tax laws a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, ChoiceOne would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and ChoiceOne would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and ChoiceOne would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted equity award, a participant would recognize capital gain or loss in the amount of the difference between the sale price and the participant’s basis in the stock.

Stock Awards

The recipient of an equity award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). ChoiceOne would be entitled to a corresponding deduction equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”

ChoiceOne Tax Consequences

Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held Company may claim for compensation paid to certain “covered employees” as defined in Section 162(m). Previously, qualified “performance based” compensation was exempt from the $1,000,000 limit and could be deducted even if other compensation exceeded $1,000,000.

Effects of a Change in Control of ChoiceOne

Upon the occurrence of a “change in control” of ChoiceOne (as defined in the Incentive Plan), all outstanding stock options and stock appreciation rights would vest and become exercisable in full immediately prior to the effective time of the change in control and would remain exercisable in accordance with their terms. All Performance Measures or other vesting criteria related to outstanding Performance Share Awards would be deemed to have been satisfied at 100% of target levels and such Performance Shares Awards would become vested and exercisable immediately prior to the effective time of the change in control. All other outstanding incentive awards under the Incentive Plan would immediately become fully vested, exercisable and nonforfeitable. In addition, the Personnel and Benefits Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options and/or stock appreciation rights would receive, in lieu of some or all of such awards, cash in an amount equal to the highest price per share actually paid in connection with the change in control over the exercise price of the stock options and/or the base price per share of the stock appreciation rights.

Tax Withholding

If incentive awards are made under the Incentive Plan, ChoiceOne could withhold from any cash otherwise payable to a participant or require a participant to remit to ChoiceOne amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Personnel and Benefits Committee determines otherwise, tax withholding obligations could also be satisfied by withholding ChoiceOne common stock to be received upon exercise or vesting of an incentive award or by delivering to ChoiceOne previously owned shares of common stock. ChoiceOne may reasonably delay the issuance or delivery of shares of ChoiceOne common stock pursuant to an incentive award as it determines appropriate to address tax withholding and other administrative matters.

Termination and Amendment of the Incentive Plan or Awards

The board of directors could terminate the Incentive Plan at any time and could from time to time amend the Incentive Plan as it considers proper and in the best interests of ChoiceOne, provided that no such amendment could be made (except adjustments expressly permitted by the Incentive Plan) without the approval of shareholders of ChoiceOne if it would (i) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the date of the grant, (ii) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (iii) increase the individual annual maximum award limit, or (iv) otherwise amend the Incentive Plan in any manner requiring shareholder approval by law or requirements or rules of any national securities exchange on which ChoiceOne shares are traded or in a manner such that the Incentive Plan would not comply with Section 409A of the Internal Revenue Code. In addition, no amendment to the Incentive Plan or to a previously granted incentive award could impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is required or advisable to satisfy a law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

Effective Date of the Incentive Plan

Subject to shareholder approval, the Incentive Plan would become effective as of February 23, 2022, and, unless terminated earlier by the board of directors, no awards could be made under the Incentive Plan after February 23, 2032.

If the Incentive Plan is not approved by the shareholders, no incentive awards will be made under the Incentive Plan to any employee.

Registration of Shares

ChoiceOne intends to register shares covered by the Incentive Plan under the Securities Act of 1933 before any stock options or stock appreciation rights could be exercised and before any shares of restricted stock, restricted stock units, equity awards or other stock-based or stock-related awards are granted.

Your Board of Directors recommends that you
vote FOR the approval of the ChoiceOne Financial Services, Inc. Equity Incentive Plan of 2022.

Approval of the 2022 Employee Stock Purchase Plan

The Company is requesting that its shareholders approve the ChoiceOne Financial Services, Inc. 2022 Employee Stock Purchase Plan (the “Purchase Plan”). The board of directors believes the Purchase Plan is important to further encourage and enable ownership of the Company’s common stock by employees and thereby align the interests of employees with those of the Company’s shareholders. Accordingly, on March 23, 2022, the board of directors adopted and approved, subject to shareholder approval, the ChoiceOne Financial Services, Inc. 2022 Employee Stock Purchase Plan. The Purchase Plan replaces in its entirety the ChoiceOne Financial Services, Inc. 2002 Employee Stock Purchase Plan ("2002 Purchase Plan"), and no further shares are available or will be issued under the 2002 Purchase Plan following approval of the Purchase Plan by shareholders.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. The following is a summary of the material features of the Purchase Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Purchase Plan. The summary is qualified in its entirety by reference to the terms of the Purchase Plan, a copy of which is attached as Appendix B to this proxy statement.

Purpose of the Purchase Plan

The purpose of the Purchase Plan is to further encourage employees of the Company and the Company’s Subsidiaries to promote the best interests of the Company and align the interests of employees with the Company’s shareholders by permitting eligible employees to purchase shares of the Company’s common stock. Additionally, the Purchase Plan is also intended to encourage employees to continue their employment with the Company and its subsidiaries.

Shares Available

Subject to customary anti-dilution adjustments, 200,000 shares of the Company’s common stock are authorized for issuance for purchase under the Purchase Plan. The shares subject to the Purchase Plan include shares currently authorized but unissued and shares repurchased by the Company in the open market or in private transactions.

Eligible Employees

All active employees of the Company or its subsidiaries (including the Bank) are eligible to participate in the Purchase Plan, except those: (1) whose customary employment by the Company or its subsidiaries is for five months or less in a calendar year; or (2) who are citizens or residents of a foreign jurisdiction under the following circumstance: (i) the grant under the plan or offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or (ii) compliance with the laws of the foreign jurisdiction would cause the Purchase Plan or offering to violate the requirements of the Code. An employee’s eligibility will be determined as of the first day of the election period for each option period.

Participation in the Purchase Plan

There will be four consecutive option periods of three months each under the Purchase Plan in each year, beginning on January 1, April 1, July 1, and October 1. An eligible employee may become a participant in the Purchase Plan for the next option period by delivering an election form to the Company prior to the beginning of the option period. Once an option period is ended, a participant will automatically be enrolled in the next option period unless the participant elects to withdraw from the Purchase Plan, as described below.

The election form will authorize the Company to make regular payroll deductions from the employee’s compensation to be used for the purchase of stock pursuant to the Purchase Plan. The employee may authorize deductions of not less than $10 and not more than $750 from the employee’s compensation for each pay period. A participant may increase or decrease the participant’s elected deductions by delivering a new election form to the Company, and such modification will take effect as of the beginning of the next option period. The purchase price of each share purchased under the Purchase Plan will be least 85% of the market value of the shares of Company common stock on the share purchase date or such price as the Personnel and Benefits Committee may determine in its sole discretion from time to time.

Limitations on Participation

A participant may not purchase shares of stock under the Purchase Plan at a rate that exceeds $25,000 of market value of stock in any one calendar year, and for any calendar year where the purchase price is below market value, this limit shall be prorated by the percentage that matches the percentage of the purchase price discount. In no event, will rights accrue at a rate that exceeds that permitted by the Internal Revenue Code. In addition, no participant is permitted to purchase stock under the Purchase Plan if the participant, immediately after purchasing stock, would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

Termination of Participation

A participant may elect at any time before a share purchase date to withdraw from participation in the Purchase Plan and withdraw the balance accumulated in his or her share purchase account upon proper notice to the Company.

Generally, if a participant retires, dies, terminates employment, becomes disabled or takes a leave of absence that meets certain requirements (where disability or leave of absence has continued for at least three months or leave is without pay or income replacement benefits), or is otherwise no longer eligible to participate in the Purchase Plan, no further payroll deductions will be made for that participant, and the balance in the participant’s share purchase account would be paid to the participant or, in the event of the participant’s death, his or her estate or beneficiaries.

Administration of the Purchase Plan

The Purchase Plan will be administered by the Personnel and Benefits Committee. The Personnel and Benefits Committee may delegate certain administrative functions to a designated broker, outside vendor, or certain other designated individuals.

Amendment and Termination of the Purchase Plan

The Personnel and Benefits Committee or the Board may amend the Purchase Plan at any time, provided that no amendments that would cause the Purchase Plan to fail to meet the requirements of Section 423 of the Internal Revenue Code or that would require shareholder approval pursuant to the Internal Revenue Code shall become effective until approved by the shareholders. The Board may terminate the Purchase Plan at any time.

Certain Federal Income Tax Consequences

The following is a summary of the general income tax consequences of participation in the Purchase Plan. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside or the tax consequences at a participant’s death, and is subject to change. Participants in the Purchase Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the Purchase Plan.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Accordingly, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of.

If the shares are sold or otherwise disposed of within two years after the first day of the applicable option period or within one year of the purchase date of the shares, then the participant will recognize ordinary income in the year of the sale or disposition equal to the amount by which the market value of the Company’s common stock on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax reduction for such year equal to such excess. The participant will also recognize a capital gain to the extent the amount realized upon sale or disposition of the shares exceeds the sum of the aggregate purchase price for the shares and the ordinary income recognized in connection with the acquisition.

If the shares are sold more than two years after the first day of the applicable option period and more than one year after the purchase date of the shares, then the participant will recognize ordinary income in the year of the sale or disposition equal to the lesser of (1) the amount by which the fair market value of the Company’s common stock at the time of such sale or disposition exceeds the purchase price paid for the shares, and (2) the amount by which the fair market value of the Company’s common stock on the first day of the applicable option period exceeds the purchase price on such date. Any additional gain upon the sale or disposition will be taxed as a long-term capital gain, and the Company will not be entitled to an income tax deduction with respect to such disposition.

Effective Date of the Purchase Plan

Subject to shareholder approval, the Purchase Plan would become effective on May 25, 2022, and will remain in effect until terminated by the Board.

Your Board of Directors recommends that you
vote FOR the approval of the ChoiceOne Financial Services, Inc. 2022 Employee Stock Purchase Plan.

Advisory Approval of Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the "Act"), shareholders may cast an advisory vote on the approval of the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules. The Company has designed its executive compensation programs to attract, motivate, reward, and retain senior management talent, and to encourage senior management to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Personnel and Benefits Committee, which consists entirely of independent directors, oversees the compensation of the Company's named executive officers. The Personnel and Benefits Committee believes that the Company's compensation programs are appropriate for the Company taking into account such factors as the size of the Company and ChoiceOne Bank, the market for executive talent in which we compete, and the Company's short-term and long-term strategic objectives. The Personnel and Benefits Committee believes that the Company's compensation programs strike an appropriate balance between incentivizing growth while not encouraging excessive risk-taking. For these reasons, we are recommending that our shareholders vote "FOR" the adoption of the following resolution:

RESOLVED, that the shareholders of ChoiceOne Financial Services, Inc. (the "Company") approve the compensation of the Company's named executive officers, as disclosed in the Company's proxy statement for the 2022 Annual Meeting of Shareholders under the heading entitled "Executive Compensation."

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Personnel and Benefits Committee. However, the Board of Directors and Personnel and Benefits Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. The next such vote will occur at the 2023 annual meeting of shareholders.

Your Board of Directors and Personnel and Benefits Committee, which consists entirely of independent directors, recommend that you vote FOR the approval of the compensation of the Company's named executive officers.

Ratification of the Selection of Independent Registered Public Accounting Firm

ChoiceOne's Audit and Compliance/CRA Committee ("Audit Committee") has approved the selection of Plante & Moran, PLLC as the Company's independent registered public accounting firm to audit the financial statements of ChoiceOne and its subsidiaries for the year ending December 31, 2022, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Plante & Moran, PLLC to serve as the Company's independent auditors for the year ending December 31, 2022. More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Registered Public Accounting Firm," and "Audit Committee Report."

If the shareholders do not ratify the selection of Plante & Moran, PLLC, the Audit Committee will consider a change in auditors for the next year.

Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Plante & Moran, PLLC as our independent auditors for 2022.

Corporate Governance

Independence

The Board of Directors has determined that the following 11 of its 14 directors are "independent" directors as of December 31, 2021 as defined by the rules of the SEC and the Nasdaq Listing Rules:
Greg L. Armock
Keith D. Brophy
Harold J. Burns
Eric E. Burrough
David H. Bush
Patrick A. Cronin
Jack G. Hendon
Gregory A. McConnell
Bradley F. McGinnis
Nels W. Nyblad
Roxanne M. Page

In making this determination, the Board of Directors considered all ordinary course loans and other business transactions between the directors and ChoiceOne.

Board Diversity

Board Diversity Matrix (As of April 20, 2022)
Total Number of Directors	14
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	13	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	1	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	12	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

The Company recognizes the importance of board diversity and believes its current directors bring an array of diverse perspectives, both professionally and personally, to board decision making and governance of the Company. The Company is committed to achieving greater board diversity in terms of gender identity or demographic background, and intends to have at least two diverse directors (within the meaning of Nasdaq’s board diversity rule) serving on its board of directors not later than August 6, 2026.

Committees of the Board of Directors

The Board of Directors has established the following standing committees:

•	Audit and Compliance/CRA Committee

•	Governance and Nominating Committee

•	Personnel and Benefits Committee

Audit and Compliance/CRA Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the financial reporting and accounting processes of ChoiceOne. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accounting firm and reviews its fees for audit and non-audit services and the scope and results of audits performed by it. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Audit Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Roxanne M. Page (Chairperson), Keith D. Brophy, David H. Bush, Jack G. Hendon, and Gregory A. McConnell serve on the Audit Committee. ChoiceOne has designated Ms. Page as an audit committee financial expert as defined by rules of the SEC. All of the members of the Audit Committee are "independent" directors as defined by the rules of the SEC and Nasdaq Listing Rules. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Company, and may retain outside counsel or other experts for this purpose at the expense of the Company. The Audit Committee met five times during 2021.

Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directorships and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jack G. Hendon (Chairperson), Greg L. Armock, Harold J. Burns, David H. Bush, and Patrick A. Cronin serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are "independent" directors as defined by Nasdaq Listing Rules. The Governance and Nominating Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees. In appropriate cases, in its discretion, the Governance and Nominating Committee may delegate its authority to the executive officers, being mindful that the committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the committee under its charter. The Governance and Nominating Committee has authority to engage consultants, advisors and legal counsel at the expense of the Company. The Governance and Nominating Committee met two times during 2021.

Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee:

•	Reviews from time to time the personnel policies and programs of ChoiceOne, and submits recommendations to the Board of Directors;

•	Administers the equity plans of ChoiceOne that are approved by the Board of Directors;

•	Reviews the administration of and proposed changes to the retirement and welfare benefit plans of ChoiceOne that are approved by the Board of Directors;

•	Makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;

•	Makes any determinations and approvals relating to incentive-based compensation (with the ratification of the Board of Directors) as required to comply with applicable tax laws;

•
While meeting outside of the presence of the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives, and determines the compensation of the Chief Executive Officer based on the evaluation for recommendation to the Board of Directors; and

•
While meeting outside of the presence of the Chief Executive Officer, determines the long-term incentive component of the compensation of the Chief Executive Officer, taking into consideration ChoiceOne's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to ChoiceOne's Chief Executive Officer in past years.

The Personnel and Benefits Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Personnel and Benefits Committee charter can be found in the Investor Relations Section of ChoiceOne's website at www.choiceone.com. All of the members of the Personnel and Benefits Committee are "independent" directors as defined by the rules of the SEC and Nasdaq Listing Rules. As of the date of this proxy statement, Harold J. Burns (Chairperson), Eric E. Burrough, Bradley F. McGinnis, Nels W. Nyblad, and Roxanne M. Page serve on the Personnel and Benefits Committee. The Personnel and Benefits Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees. In appropriate cases, in its discretion, the Personnel and Benefits Committee may delegate its authority to the executive officers, being mindful that the committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the committee under its charter. The Personnel and Benefits Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to approval by the committee and such limitations and reporting responsibilities as the committee in its discretion shall require. The Personnel and Benefits Committee will not delegate to executive officers its authority to approve awards of stock options or other stock-based compensation. The Personnel and Benefits Committee has authority to engage consultants, advisors and legal counsel at the expense of the Company. The Personnel and Benefits Committee met three times during 2021.

Mandatory Retirement Policy

Under ChoiceOne's mandatory retirement policy for its Board of Directors, no director may continue to serve on the Board of Directors after reaching 70 years of age; provided, however, that any individual who, as of December 16, 2020, was serving as a director and was older than 70 years of age but younger than 72 years of age may continue to serve as a director until reaching 72 years of age.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

The Board of Directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee and through ChoiceOne Bank's Asset/Liability and Risk Committee, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Nominations of Directors

The Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers and other sources. The Governance and Nominating Committee will ultimately determine whether a recommendation will result in a nomination. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers various factors and believes that each candidate should:

•	be considered based on a variety of personal attributes, including gender, race, religion and national origin;

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

A shareholder may nominate a candidate for director in accordance with ChoiceOne's Restated Articles of Incorporation. A shareholder nominating a director must send a written notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:

•	the name, age, business address and residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of common stock of ChoiceOne that the nominee beneficially owns;

•	a statement that the nominee is willing to be nominated and to serve; and

•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.

You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.

Anti-Hedging and Pledging Policy

ChoiceOne's anti-hedging and pledging policy aligns the interests of its directors and executive officers with its shareholders. The policy prohibits ChoiceOne's directors and executive officers from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of ChoiceOne's common stock, including short-selling, equity swaps, collars, exchange funds, put or call options, or prepaid variable forward contracts. Further, the policy prohibits directors and executive officers from pledging, hypothecating or otherwise encumbering shares of ChoiceOne's stock as collateral for indebtedness (including, but not limited to, holding such shares in a margin account), except that they may pledge, hypothecate or otherwise encumber shares of ChoiceOne common stock as collateral securing loans made by FDIC-insured depository institutions if such loans (a) are made in the ordinary course of business, (b) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unaffiliated with the director, and (c) do not involve more than a normal risk of collectability or present other unfavorable features.

Clawback Policy

ChoiceOne has adopted a compensation recovery policy. Under this policy, commonly called a “clawback policy”, in the event that ChoiceOne is required to prepare an accounting restatement to its financial statement due to material noncompliance with any financial reporting requirement, the Board of Directors will require reimbursement or forfeiture of any excess incentive compensation that was received in whole or in part based on the attainment of a financial reporting measure during the three completed fiscal years immediately preceding the date on which the Company was required to prepare an accounting restatement. A copy of the Clawback Policy is available in the Investor Relations section of ChoiceOne's website at www.choiceone.com.

Board Meetings and Attendance

During 2021, the ChoiceOne Board of Directors held twelve regular meetings and three special meetings. One of ChoiceOne’s directors was ill and hospitalized for a significant portion of 2021 and therefore missed several board and committee meetings. Except for this one director, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the periods that they served.

Annual Meeting Attendance

ChoiceOne expects all of its directors to attend its annual meeting of shareholders. All directors other than the director mentioned above attended the 2021 annual meeting.

Communicating with the Board of Directors

Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Adom J. Greenland, Chief Financial Officer and Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable member(s) of the Board of Directors.

Human Capital Management

At December 31, 2021, ChoiceOne had a total of 396 employees, including 64 part-time employees and of which approximately 74% are women. The full-time equivalent of total employees at December 31, 2021, was 378. As a financial institution, approximately 54% of ChoiceOne's employees are employed at our branch and loan production offices, and another 2.5% are employed at our customer care call center. The success of our business is highly dependent on its employees, who provide value to our customers and communities through their dedication to our mission. ChoiceOne's employees are not represented by any collective bargaining group. Management considers ChoiceOne's employee relations to be good.

ChoiceOne believes that its ability to attract and retain employees is a key to its success. Accordingly, ChoiceOne strives to offer competitive salaries and employee benefits to all employees.  Management monitors salaries in our market areas and retains the assistance of professional consultants in the assessment, selection, and administration of our employee benefit offerings. At December 31, 2021, 23% of ChoiceOne's current staff had been with ChoiceOne for 15 years or more.

ChoiceOne encourages and supports the growth and development of its staff.  ChoiceOne seeks to fill positions by promotion and transfer from within the organization whenever possible. ChoiceOne provides customized training for new, front line customer service staff and we encourage and supports the enhancement of professional and technical skills through seminars, courses and conferences primarily sourced through state and national banking associations and affiliates.  Career development is achieved through internally developed training courses and specialty banking education using universities that offer Banking Management programs.

ChoiceOne's Board of Directors and management strive to hire, train, and develop a diverse workforce.  ChoiceOne believes that doing so enables the Bank to better meet the financial needs of the diverse members of the communities we serve.  ChoiceOne recognizes that all employees should feel a sense of belonging where they work and that collaboration among employees of diverse backgrounds improves the day-to-day experience of all our employees and exemplifies our Mission to provide superior service and advice, and to show utmost respect to everyone we meet.

The safety, health and wellness of ChoiceOne's employees is a top priority. The COVID-19 pandemic continues to present a unique challenge with regard to maintaining employee safety while continuing successful operations. All employees are surveyed automatically at system login.  They are asked not to come to work when experiencing signs or symptoms of a possible COVID-19 illness.  Quarantine, isolation, and masking are implemented following CDC and local health department guidelines.   On an ongoing basis, ChoiceOne further promotes the health and wellness of our associates by strongly encouraging work-life balance and sponsoring an online wellness program that provides daily tips, encourages healthy competitions, and suggests various ways to incorporate healthy habits into their daily routines.

Commitment to Community

ChoiceOne remains committed to supporting and serving the communities in which we live and work through our ongoing charitable donations, event sponsorships and generous employee volunteerism. ChoiceOne employees working across the state show up every day with compassion and confidence to offer financial solutions to the individuals, families, farmers, and businesses in our communities, also acting as ambassadors to volunteer their time and make a difference in our neighborhoods.

Ownership of ChoiceOne Common Stock

Ownership of ChoiceOne Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of December 31, 2021, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Shares Underlying Unexercised Options	Total Beneficial Ownership(3)	Percent of Class
Greg L. Armock	5,217.6038	30,073.5703	0	35,291.1741	*
Keith D. Brophy	7,556.0000	5,495.4827	0	13,051.4827	*
Michael J. Burke, Jr.	0	3,256.7611	0	3,256.7611	*
Harold J. Burns	0	12,093.2589	0	12,093.2589	*
Eric E. Burrough(4)	129,143.0000	0	0	129,143.0000	1.72%
David H. Bush	0	126,942.0000	0	126,942.0000	1.69%
Bruce J. Cady	6,417.0000	955.0000	0	7,372.0000	*
David Churchill	7,329.0000	0	0	7,329.0000	*
Patrick A. Cronin	4,829.0000	2,053.0000	0	6,882.0000	*
Jack G. Hendon	16,936.7956	0	0	16,936.7956	*
Bradley A. Henion	1,159.9462	0	4,773.0000	5,932.9462	*
Gregory A. McConnell	0	20,651.0000	0	20,651.0000	*
Bradley F. McGinnis	15,937.0000	0	0	15,937.0000	*
Nels W. Nyblad	22,269.0000	17,439.0000	0	39,708.0000	*
Roxanne M. Page	2,152.7237	4,242.4488	0	6,395.1725	*
Kelly J. Potes	6,231.1708	26,913.4755	6,000.0000	39,144.6463	*

All directors, nominees for director and executive officers as a group	233,757.6904	262,671.3270	13,773.0000	510,202.0174	6.79%
*	Less than 1%.

(1)
The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)
Total beneficial ownership includes 6,740.3540 shares of ChoiceOne common stock held by the ChoiceOne Bank 401(k) in the accounts of employees, of which executive officers of ChoiceOne are administrators. Of the 6,740.3540 shares of ChoiceOne common stock in this plan, the directors and executive officers have included 679.3638 shares in this table as beneficially owned with sole voting and dispositive power. The remaining 6,060.9902 shares are reported as beneficially owned with shared voting or dispositive power and the officers and directors disclaim beneficial ownership of such shares.

(4)	Of the shares held by Mr. Burrough, 128,698 shares were pledged as security for loans with FDIC-insured depository institutions as permitted by ChoiceOne's anti-hedging and pledging policy.

Five Percent Shareholders

No person or group is known to ChoiceOne to have been a beneficial owner of 5% or more of ChoiceOne's outstanding shares of common stock as of December 31, 2021.

Executive Compensation

Summary of Executive Compensation

The following table shows certain information concerning the compensation earned by each person who served as the Chief Executive Officer during the fiscal year ended December 31, 2021 and each of ChoiceOne's two most highly compensated executive officers (other than persons who served as Chief Executive Officer) who were serving as executive officers as of the fiscal year ended December 31, 2021 (together, the "named executive officers").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Kelly J. Potes Chief Executive Officer of ChoiceOne and ChoiceOne Bank	2021	$380,000	$0	$104,135	$0	$146,300	$30,114	$660,549
	2020	360,000	0	44,736	0	118,800	27,007	550,543

Michael J. Burke Jr. President of ChoiceOne and ChoiceOne Bank	2021	320,000	0	70,145	0	105,600	27,078	522,823
	2020	310,000	0	34,969	0	85,250	20,778	450,997

Bradley A. Henion Senior Vice President & Chief Lending Officer of ChoiceOne Bank	2021	210,000	0	32,512	0	65,222	5,134	312,869
	2020	186,961	0	23,855	0	39,811	3,577	260,369

(1)	Includes salary deferred under the ChoiceOne Bank 401(k) plan, described below.

(2)
The values of all stock awards reported in this column, which represent stock awards earned in the applicable year and granted in the subsequent year, were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of the valuation assumptions, see Note 14 to the Company's 2021 consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Stock awards consist of awards of time-based restricted stock units, which will vest in full on the three-year anniversary of the grant date, and performance-based restricted stock units, which will vest upon satisfaction of the relevant performance metric (three-year cumulative earnings per share) at maximum (125%), target (100%) and threshold (75%) levels and completion of a three-year service period. Any restricted stock units that vest will be converted to shares of Company common stock on a one-for-one basis. Restricted stock units that do not vest will be forfeited and the named executive officer will receive no shares of Company common stock attributable to the forfeited units. A holder of restricted stock units has no rights as a shareholder of the Company until such time as restricted stock units vest and convert into shares of Company common stock. The value of the stock awards reported in this column assumes that the performance-based restricted stock units vest at the target level of performance.  Assuming achievement of the highest possible level of performance, the value of the total stock awards for the year ended December 31, 2021 for Mr. Potes, Mr. Burke, and Mr. Henion is $117,152, $78,913, and $36,577 respectively.

(3)	Reflects the dollar value of non-equity incentive plan compensation earned during 2020 and 2021.

(4)
Amounts reflected in "All Other Compensation" include, as applicable, the reporting person's car allowance, group term life insurance premiums, HSA employer contributions, and 401(k) matching contributions.

2021 Incentive Plan

ChoiceOne's 2021 Incentive Plan is designed to align executive officer compensation with a “pay for performance” model by tying compensation to the achievement of certain company performance metrics, such as asset growth, return on assets and asset quality, while at the same time discouraging excessive risk-taking.  The 2021 Incentive Plan provided for the grant of short-term annual cash awards and the grant of long-term equity awards in the form of restricted stock units, in each case in amounts based on achievement of certain historical Company performance metrics such as asset growth, return on assets and asset quality.  Time-based restricted stock units granted under the 2021 Incentive Plan vest in full upon completion of a three-year service period. Performance-based restricted stock units granted under the 2021 Incentive Plan vest in full upon satisfaction of the relevant performance metric (three-year cumulative earnings per share) at maximum (125%), target (100%) and threshold (75%) levels and completion of a three-year service period. No performance-based restricted stock units will vest below the threshold level.

Incentive targets were set to deliver competitive pay relative to the market and peer group data.  The targets as a percentage of salary for each of ChoiceOne's named executive officers for 2021 were as follows:

	Cash Award	Restricted Stock Units
Kelly J. Potes	35%	25%
Michael J. Burke Jr.	30%	20%
Bradley A. Henion	25%	12.5%

Employment Agreements

Kelly J. Potes entered into an employment agreement on September 30, 2019, effective as of October 1, 2019 (the "Potes Employment Agreement"), pursuant to which Mr. Potes will serve as the Chief Executive Officer of ChoiceOne. Michael J. Burke, Jr., entered into an employment agreement with ChoiceOne effective as of October 1, 2019 (the "Burke Employment Agreement"), pursuant to which Mr. Burke was appointed the President of ChoiceOne.

The terms of the Potes Employment Agreement and Burke Employment Agreement (together, the "Agreements") are substantially similar. Under each Agreement, in the event of ChoiceOne's termination of Mr. Potes or Mr. Burke, as applicable (the "Executive"), without cause, or by the Executive for good reason (each as defined in the Agreements), the Executive will be entitled to continued salary for two years and monthly health care continuation payments for 12 months or until the commencement of new employment. In the event of a change of control and a qualifying termination within six months before or three years after the change in control (excluding the Merger), the Executive will be entitled to a lump-sum cash payment equal to three times their then-current base salary and monthly health care continuation payments for 12 months or until the commencement of new employment. If any payment to be received by the Executive following a change in control is determined to constitute a "parachute payment" as such term is defined in Section 280G(b)(2) of the Code, ChoiceOne will act in good faith to mitigate the impact of Section 280G of the Code such that no "parachute payment" will result. To the extent this effort is unsuccessful, ChoiceOne will reduce the amount of such payment to ensure that the total payments to the applicable Executive do not exceed 2.99 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Code.

The Agreements contain provisions related to non-solicitation and non-competition that generally preclude the Executive, during his time of employment and for a period of 24 months thereafter, from engaging in activities competitive with ChoiceOne in any county in which ChoiceOne or its affiliates has a branch office or loan production office or in any contiguous counties, and from diverting from ChoiceOne any trade or business with any customer or supplier with whom the Executive had contact during his employment, subject to certain conditions and exceptions. The Agreements also require the Executive to maintain the confidentiality of non-public information with respect to ChoiceOne and its affiliates.

Pursuant to the Agreements, for 2021 and beyond, the annual salaries of each of Mr. Potes and Mr. Burke are subject to annual review and adjustment in accordance with ChoiceOne's normal procedures. Mr. Potes and Mr. Burke are eligible to participate in ChoiceOne's bonus programs and equity-based compensation programs.

The foregoing description of the Burke Employment Agreement and the Potes Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Burke Employment Agreement, which is filed as Exhibit 10.7 to ChoiceOne's Pre-Effective Amendment No. 2 to Form S-4 filed August 5, 2019, and the Potes Employment Agreement, which is filed as Exhibit 10.2 to ChoiceOne's Current Report on Form 8-K filed October 1, 2019.

401(k) Plan

The ChoiceOne Bank 401(k) plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code").

The purpose of the 401(k) plan is to permit employees of ChoiceOne Bank, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, ChoiceOne Bank may contribute discretionary matching or profit-sharing payments to the 401(k) plan. If ChoiceOne Bank contributes any matching contributions, those contributions are immediately vested. If ChoiceOne Bank contributes profit-sharing payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's service. ChoiceOne Bank has generally made a contribution to the 401(k) plan each year. A discretionary match was made for 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards for each named executive officer as of December 31, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Units of Stock that Have Not Vested		Market Value of Units of Stock that Have Not Vested
Kelly J. Potes	0	6,000	(1)	$27.25	4/30/2029
						600	(2)	$15,894
						1,455	(3)	38,543
						2,571	(4)	68,106

Michael J. Burke Jr.	0	0		-	-	1,135	(3)	$30,066
						1,661	(4)	44,000

Bradley A. Henion	120	0		$21.13	12/16/2025
	1,653	0		20.86	4/15/2027
	1,500	0		25.65	6/1/2028
	0	1,500	(1)	27.25	4/30/2029
						600	(2)	$15,894
						738	(3)	19,550
						647	(4)	17,139

(1)	Stock options granted on April 30, 2019 will vest in full on April 30, 2022.

(2)	Restricted stock units granted on April 30, 2019 will vest in full on April 30, 2022.

(3)	Restricted stock units granted on April 30, 2020 will vest in full on April 30, 2023.

(4)	Restricted stock units granted March 15, 2021 will vest in full on March 15, 2024.

Director Compensation

The following table provides information concerning the compensation of directors for ChoiceOne's last completed fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	All Other Compensation	Total
Greg L. Armock(2)	$33,000	$12,500	$45,500
James A. Bosserd(3)	25,500	10,000	35,500
Keith D. Brophy	34,000	12,500	46,500
Michael J. Burke, Jr.	0	0	0
Harold J. Burns	34,000	12,500	46,500
Eric E. Burrough	34,000	12,500	46,500
David H. Bush	34,000	12,500	46,500
Bruce J. Cady	34,000	12,500	46,500
Patrick A. Cronin	35,500	12,500	48,000
Jack G. Hendon	35,500	12,500	48,000
Paul L. Johnson(4)	44,000	12,500	56,500
Gregory A. McConnell	34,000	12,500	46,500
Bradley F. McGinnis(5)	32,000	12,500	44,500
Nels W. Nyblad	34,000	12,500	46,500
Roxanne M. Page	36,500	12,500	49,000
Kelly J. Potes	0	0	0

(1)
Directors may elect to defer fees otherwise payable in cash and instead receive payment in the form of ChoiceOne common stock pursuant to the Directors Stock Purchase Plan described in the narrative below. For 2021, Messrs. Armock, McGinnis, Nyblad, Burns, and Burrough elected to receive 100% of their fees in the form of ChoiceOne stock, Mr. Brophy received 50% of their fees in the form of ChoiceOne stock, and Mr. Bush received 25% of his fees in the form of ChoiceOne stock.

(2)	Mr. Armock became a director of ChoiceOne on September 8, 2021 upon the resignation of James A. Bosserd.

(3)	Mr. Bosserd resigned from the Board of Directors on September 8, 2021 in accordance with ChoiceOne’s retirement policy for members of the Board of Directors.

(4)	Mr. Johnson resigned from the Board of Directors on December 25, 2021 in accordance with ChoiceOne’s retirement policy for members of the Board of Directors.

(5)	Mr. McGinnis became a director of ChoiceOne on December 25, 2021 upon the resignation of Paul L. Johnson.

During 2021, ChoiceOne compensated its directors with a retainer of $2,600 for the Chairperson, and $2,000 for each other director. ChoiceOne directors did not receive per-meeting compensation for participation in Board of Directors meetings.

During 2021, ChoiceOne Bank compensated its directors with an annual retainer as follows: $13,400 for the Chairperson, $7,500 for the Audit Committee Chairperson, $7,000 for the Personnel Committee Chairperson, and $6,000 for each other director. ChoiceOne Bank directors received compensation at the rate of $1,000 per meeting. In addition, ChoiceOne Bank directors received compensation for meetings of any committee of the Board of Directors of ChoiceOne Bank on which they served, including interim loan committee meetings and training sessions, at a rate of $375 per meeting.

Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50%, 75% or 100% of his or her director fees in the form of ChoiceOne common stock. On each stock purchase date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock determined by a poll of ChoiceOne's market makers on the last day of the month preceding the stock purchase date.

Neither Mr. Potes nor Mr. Burke received compensation for his service as a director of ChoiceOne or its subsidiaries.

Potential Payments Upon Termination or Change in Control

Pursuant to the Employment Agreements between ChoiceOne and each of Kelly J. Potes and Michael J. Burke, Messrs. Potes and Burke may be entitled to certain severance benefits following a termination or change in control, as described above under the heading "Employment Agreements," which description is here incorporated by reference.

ChoiceOne has granted certain equity awards pursuant to the Stock Incentive Plan of 2012 that are subject to accelerated vesting upon a change in control of ChoiceOne.

The following table summarizes the potential payments and benefits payable to each of ChoiceOne's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the termination of employment took place on December 31, 2021. No named executive officer is entitled to any payments or benefits in the event of a change in control absent a qualifying termination.

Triggering Event and Payments/Benefits	Kelly J. Potes	Michael J. Burke, Jr.	Bradley A. Henion
Change in Control(1)(2)	$1,271,663	$1,043,266	$52,583
Death(3)(4)	$432,583	$394,066	$262,583
Disability or Retirement(4)	$53,457	$28,318	$29,509

(1)
Pursuant to the Employment Agreement between ChoiceOne and each of Mr. Potes and Mr. Burke (as applicable, the "Executive"), the Executive will receive severance benefits in the event of a Change in Control (as defined in the Employment Agreement) and a qualifying termination within six months before or three years after the change in control in the form of a lump-sum cash payment equal to three times the Executive's then-current base salary and monthly health care continuation payments for twelve months or until the commencement of new employment. The payments to each Executive under his Employment Agreement after a Change in Control are limited by Section 280G of the Code. The amount shown in the table for each Executive reflects this limitation.

(2)
In accordance with the Stock Incentive Plan of 2012, all outstanding unvested equity awards and stock options shall become immediately fully vested upon a change in control. The amount shown includes the value of accelerated vesting of restricted stock units and stock options.

(3)
ChoiceOne Bank has obtained bank-owned life insurance on certain key executives.  Under ChoiceOne Bank's policies, if Mr. Potes, Mr. Burke or Mr. Henion die while still working for ChoiceOne Bank, his respective estate will receive one full year of compensation.

(4)
In accordance with the Stock Incentive Plan of 2012, restrictions on all outstanding unvested restricted stock units will be removed on a pro rata basis equal to the total number of such awards multiplied by the number of full months elapsed since grant date divided by the total number of full months in the respective restricted period upon death, disability, or retirement.

Audit Committee Report

The Audit and Compliance/CRA Committee ("Audit Committee") reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2021 included in the 2021 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee has also reviewed with ChoiceOne's independent auditors – who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles – the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.

After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2021 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.
Respectfully submitted,

Roxanne M. Page (Chair)
Keith D. Brophy
David H. Bush
Jack G. Hendon
Gregory A. McConnell

Related Matters

Delinquent Section 16(a) Reports

Based solely on our review Forms 3, 4, and 5 and amendments thereto filed electronically with the Commission during ChoiceOne's most recent fiscal year and written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all persons required to file reports required by Section 16(a) of the Securities Exchange Act of 1934 filed such reports on a timely basis during the most recent fiscal year and prior fiscal years, except as previously disclosed, and except that one report on Form 3 was untimely filed for Mr. Jamula, one report on Form 4 reporting five untimely-reported transactions was filed for Mr. Bush, and one report on Form 4 reporting one untimely-reported transaction was filed for each of Messrs. Bastioni, Braford, Burke, DeVolder, Greenland, Henion, Lampen, and Potes and Ms. Childers.

Transactions with Related Persons

Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with ChoiceOne Bank in the ordinary course of business between January 1, 2021 and December 31, 2021. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. None of these loan relationships presently in effect were in default as of the date of this proxy statement.

The Audit Committee is responsible for the review and approval of any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K).

Independent Registered Public Accounting Firm

Plante & Moran, PLLC ("Plante Moran") has been selected to serve as ChoiceOne's independent auditors for the year ending December 31, 2022. Plante Moran also served as ChoiceOne's independent auditors for 2021.

Representatives of Plante Moran are not expected to attend the annual meeting. If a representative of Plante Moran attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions. In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.

The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.

Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. All fees paid to Plante Moran for services performed in 2021 and 2020 were pre-approved pursuant to this policy.

Audit Fees. ChoiceOne paid to Plante Moran $273,250 during 2021 and $315,500 during 2020 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.

Audit-Related Fees. ChoiceOne paid to Plante Moran $6,200 during 2021 and $6,000 during 2020 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under "Audit Fees" above.

Tax Fees. ChoiceOne paid to Plante Moran $29,700 during 2021 and $22,580 during 2020 for tax compliance, tax advice and tax planning. Tax services included preparing ChoiceOne's federal and state tax returns.

All Other Fees.  ChoiceOne paid no other fees to Plante Moran during 2021 and $14,700 during 2020 for services related to consent procedures in connection with ChoiceOne's registration statements.

Shareholder Proposals

If you would like a proposal to be presented at the 2023 Annual Meeting of Shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8. ChoiceOne must receive your proposal by December 14, 2022 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2023 Annual Meeting of Shareholders must be submitted in accordance with ChoiceOne's Bylaws and must be received by ChoiceOne by December 21, 2022.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares.  Registered shareholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Form 10-K Report Available

ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Adom Greenland, Chief Financial Officer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000551781_1 R1.0.0.24 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Greg L. Armock 02) Eric E. "Rick" Burrough 03) David J. Churchill 04) Nels W. Nyblad 05) Kelly J. Potes CHOICEONE FINANCIAL SERVICES, INC. P.O. BOX 186 SPARTA, MI 49345-0186 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/24/2022 for shares held directly and by 11:59 P.M. ET on 05/22/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/COFS2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/24/2022 for shares held directly and by 11:59 P.M. ET on 05/22/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Approval of the ChoiceOne Financial Services, Inc. Equity Incentive Plan of 2022. 3. Approval of the ChoiceOne Financial Services, Inc. 2022 Employee Stock Purchase Plan. 4. Advisory approval of the Company's executive compensation. 5. Ratification of the selection of Plante & Moran, PLLC as our registered independent public accounting firm for the current fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 25, 2022: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com CHOICEONE FINANCIAL SERVICES, INC. Annual Meeting of Shareholders May 25, 2022 2:00 PM This proxy is solicited by the Board of Directors The shareholder hereby appoints Adom J. Greenland, Jack G. Hendon and Roxanne M. Page, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CHOICEONE FINANCIAL SERVICES, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, EDT on May 25, 2022, by live webcast at www.virtualshareholdermeeting.com/COFS2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the shares represented by this proxy will be voted FOR all director nominees and FOR Proposals 2, 3, 4 and 5 and in their discretion on any other matters that may properly come before or that are incident to the conduct of the meeting, including any vote to adjourn the meeting. Continued and to be signed on reverse side 0000551781_2 R1.0.0.24